Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-150452) on Form S-8 of Lightning Gaming, Inc. of our report dated March 27, 2015 relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2014 and the financial statement schedule for the year ended December 31, 2014, which appear in this Annual Report on Form 10-K of Lightning Gaming, Inc. for the year ended December 31, 2015.

/s/ RSM US LLP

Blue Bell, Pennsylvania

March 25, 2016